EXHIBIT 23.2






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-128547 on Form S-3 of our report dated March 25, 2004, relating to the financial statements of Gasco Energy, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations") appearing in the Annual Report on Form 10-K of Gasco Energy, Inc. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus which is part of such Registration Statement..


/s/ Deloitte & Touche LLP
Denver, Colorado
October 26, 2005